Exhibit 99.1

Tarrant Apparel Group Signs Merger Agreement

LOS ANGELES—February 26, 2009 (BUSINESS WIRE)— Tarrant Apparel Group (NASDAQ: TAGS), a design and sourcing company for private label and private brand casual apparel, today announced that it has entered into a definitive merger agreement with Sunrise Acquisition Company, LLC, Sunrise Merger Company, Gerard Guez, its Interim Chief Executive Officer and Chairman of its board of directors, and Todd Kay, the Vice Chairman of its board of directors. Sunrise Acquisition Company, LLC is 100% owned by Mr. Guez and Mr. Kay and Sunrise Merger Company is a 100% wholly owned subsidiary of Sunrise Acquisition Company, LLC.

Under the terms of the merger agreement, upon consummation of the merger of Sunrise Merger Company with and into Tarrant Apparel Group, all of the outstanding shares of Tarrant Apparel Group, other than the shares held by Mr. Guez and Mr. Kay, will be acquired by Sunrise Acquisition Company, LLC for a price per share of $0.85 in cash. The $0.85 per share cash consideration represents a 28.8% premium to the closing price of Tarrant Apparel Group common stock on April 24, 2008, the day before Mr. Guez and Mr. Kay first presented their acquisition proposal to the company’s board of directors and a 129.7% premium to the closing price of Tarrant Apparel Group common stock on February 26, 2009, the last trading day prior to the announcement of the execution of the merger agreement. The total merger consideration is approximately $15,185,000.

The merger agreement was negotiated on behalf of Tarrant Apparel Group by a special committee of its board of directors, composed entirely of independent directors who retained and were advised by independent financial and legal advisors. The special committee and the Company’s board of directors other than Messrs. Guez and Kay, unanimously approved the merger agreement.

The transaction is subject to: (i) approval by the holders of at least 66 2/3% of the outstanding shares of Tarrant’s common stock; (ii) the absence of any law which is in effect and would have the effect of making the merger illegal or otherwise legally prohibiting consummation of the merger, and (iii) other closing conditions set forth in the merger agreement, a copy of which is being filed with the SEC and will be available without charge at the SEC’s website at www.sec.gov. The transaction is not subject to any financing condition or contingency.

Houlihan Lokey Howard & Zukin Capital, Inc., is acting as financial advisor to the special committee of the Company’s board of directors.

Bingham McCutchen LLP is acting as the legal advisor to the special committee and Stubbs, Alderton & Markiles, LLP is acting as legal counsel to Sunrise Acquisition Company, LLC.

Additional Information and Where to Find It:

This document may be deemed to be solicitation material in respect of the proposed business combination of the Company, Sunrise Acquisition Company, LLC and Sunrise Merger Company. In connection with the proposed transactions, a proxy statement on Schedule 14A will be filed by the Company with the SEC. SHAREHOLDERS OF THE COMPANY ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED BUSINESS COMBINATION. The final proxy statement will be mailed to shareholders of the Company. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, or from Tarrant Apparel Group, Attention: Chief Financial Officer, 801 S. Figueroa Street, Suite 2500, Los Angeles, CA 90017.

The Company, Sunrise Acquisition Company, LLC and Sunrise Merger Company and their respective directors, managers and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Gerard Guez, the Company’s chief executive officer and chairman of the board of directors, is the president, secretary and chief financial officer and sole director of Sunrise Merger Company and a member and manager of Sunrise Acquisition Company, LLC, and Todd Kay is a member and manager of Sunrise Acquisition Company, LLC. Information about Messrs. Guez and Kay and the other directors and executive officers of the Company is available in the Company’s annual proxy statement filed with the SEC on April 28, 2008. Additional information regarding any interests of such potential participants will be included in the definitive proxy statement and the other relevant documents filed with the SEC in connection with the proposed merger when they become available.